EXHIBIT 10.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT (the “Agreement”) made as of the 21st day of May 2003 by and between Legato Systems, Inc., a Delaware corporation (the “Corporation”), and James Chappell (“Executive”).

WHEREAS, the Corporation and Executive did, as of September 12, 2002, enter into an Employment Agreement (the “Employment Agreement”) which sets forth the terms and conditions governing Executive’s employment with the Corporation and provides Executive with certain severance benefits in the event Executive’s employment were to terminate in connection with a substantial change in the ownership or control of the Corporation.

WHEREAS, the Employment Agreement does not provide any severance benefits to Executive in the event his employment with the Corporation terminates in the absence of a change in control or ownership of the Corporation.

WHEREAS, the Corporation and the Executive wish to enter into a separation agreement pursuant to which certain severance benefits will be paid to the Executive in connection with his termination of employment with the Corporation in the absence of such change in control or ownership, provided Executive executes a general release of all claims he might otherwise have against the Corporation, its officers, employees, members of its board of directors and agents.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Termination of Employment. Executive’s employment with the Corporation shall terminate on June 30, 2003 (the “Termination Date”), and Executive shall cease to have any further duties or responsibilities as an employee of the Corporation. and shall no longer represent himself as an officer, employee or agent of the Corporation. In connection with such termination of employment, Executive shall, in accordance with the provisions of his Employment Agreement, be paid (i) any unpaid base salary earned for services rendered through the Termination Date, and (ii) the dollar sum of $26,442.00 representing the value of all accrued and unused vacation benefits based upon Executive’s most recent level of base salary (200 hours times $132.20 equivalent hourly rate). In addition, the Executive shall be entitled to the severance benefits set forth below, provided he complies with the general release requirements of this Agreement.

2. General Release. Executive shall, on the Termination Date, execute and deliver to the Corporation a general release, in substantially the form attached as Exhibit A to this Agreement, pursuant to which the Executive releases the Corporation and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with the Corporation and the termination of that employment (other than his rights and entitlement to the payments and benefits provided under this Agreement). Provided such general release is not revoked by Executive and becomes effective in accordance with applicable law, Executive shall become entitled to the severance benefits set forth in Paragraph 3.

3. Severance Benefits. The severance benefits payable to Executive in accordance with the terms and conditions of this Agreement shall consist of the following:

(a) Salary Continuation Payments. The Executive shall be entitled to receive a total cash severance payment equal to sixty one (61) times the Weekly Rate of Base Salary in effect for him on his Termination Date. Such payments shall be at biweekly intervals over the sixty-one (61)-week period measured from the Termination Date, with the first such biweekly payment to be made within three (3) business days following the date the general release required of the Executive pursuant to Paragraph 2 becomes effective. Each payment shall be subject to the Corporation’s collection of all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Corporation under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees. For purposes of this Paragraph 3, the Weekly Rate of Base Salary is the dollar amount of $5,288.46 which is obtained by dividing the annual rate of base salary in effect for the Executive on his Termination Date ($275,000.00) by fifty two (52).

(b) Health Care Coverage. Continued health care coverage under the Corporation’s medical plan shall be provided, without charge, to the Executive and his eligible dependents upon his election to receive such continued health care coverage under Code Section 4980B (“COBRA”). Such Corporation-paid coverage shall continue until the earlier of (i) the expiration of the twelve (12)-month period measured from the first day of the calendar month following the calendar month in which his Termination Date occurs or (ii) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period of such Corporation-paid coverage shall be at the Executive’s sole cost and expense.

(c) Partial Option Acceleration. The vesting schedule in effect for each outstanding option held by the Executive under the Corporation’s 1995 Stock Option/Stock Issuance Plan (collectively the “Options”) on his Termination Date will be accelerated by an additional twelve (12) months so that each such Option shall immediately vest and become exercisable for the additional number of shares for which that Option would have otherwise been vested and exercisable under the normal vesting schedule for such Option had the Executive actually completed an additional twelve (12) months of employment with the Corporation prior to the Termination Date.

Such partial acceleration of the outstanding Options may result in the loss of favorable tax treatment under Code Section 422 for one or more of the Options which might have otherwise qualified as incentive stock options under Code Section 422.

(d) Extension of Exercise Period. For each Option held by Executive on the Termination Date, Executive shall have until the earlier of (i) the expiration of the twenty-four (24)-month period measured from such Termination Date or (ii) the expiration date of the option term in which to exercise that Option. To the extent the exercise period of any existing Option which is an incentive stock option under the federal income tax laws is so extended, that Option shall be deemed to be regranted on the date of this Agreement and may accordingly fail to retain such incentive stock option status by reason of the One Hundred Thousand Dollar ($100,000) limit on the initial exercisability of incentive stock options per calendar year or because the exercise price of that Option is below the fair market value per share of the Corporation’s common stock on the date of this Agreement. Accordingly, if the Option does lose such incentive stock option status, Executive shall recognize immediate taxable income upon the subsequent exercise of that Option in an amount equal to the fair market value of the purchased shares less the exercise price paid for those shares, and the Executive will have to satisfy all applicable income and employment withholding taxes at the time of such exercise. To the extent any such Option does retain its incentive stock option status, Executive shall not be entitled to long-term capital gain treatment upon the subsequent sale of any shares purchased under that Option unless such sale occurs more than two (2) years after the deemed regrant date of that Option pursuant to this Agreement and more than one (1) year after the date such Option is exercised for those shares.

4. Proprietary Information.

A. Executive hereby acknowledges that the Corporation may have, from time to time during his period of employment with the Corporation, disclosed to the Executive confidential information pertaining to the Corporation’s business and affairs, technology, research and development projects and customer base, including (without limitation) financial information concerning customers and prospective business opportunities. All information and data, whether or not in writing, of a private or confidential nature concerning the business, technology or financial affairs of the Corporation and its clients (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of the Corporation. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive on or before the Termination Date, and Executive shall not retain any copies or excerpts of the returned items.

B. The Executive shall remain subject to the terms and conditions of the Proprietary Information and Inventions Agreement which he previously executed with the Corporation, and nothing in this Agreement shall supersede, modify or affect the Executive’s obligations, duties and responsibilities under such Proprietary Information and Inventions Agreement, and that agreement shall accordingly remain in full force and effect.

5. Restrictive Covenants.

A. During the period Executive is receiving any salary continuation payments or other severance benefits from the Corporation under Paragraph 3 of this Agreement, Executive shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business that is competitive with the business that is conducted by the Corporation or is in the same general field or industry as the Corporation, except as the holder of not more than 1% of the outstanding stock of a publicly held company or except with the written consent of the Corporation which shall not be unreasonably withheld. However, should a Change in Control occur during the such salary continuation period, then the restrictions of this Paragraph 5.A shall no longer be in effect, and Executive’s severance benefits under Paragraph 3 shall no longer be subject to any non-compete restriction and may not be discontinued or terminated under Paragraph 7 should Executive engage in any competive activity following such Change in Control.

B. For purposes of Paragraph 5.A, a Change in Control shall be deemed to occur in the event there is a change in the ownership or control of the Corporation effected through any of the following transactions:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation;

(iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s stockholders; or

(iv) a change in the composition of the Corporation’s Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

C. For a period of one (1) year following Executive’s termination of employment with the Corporation, Executive shall not encourage or solicit any of the Corporation’s employees to leave the Corporation’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Corporation and its employees.

6. Continued Indemnification. The indemnification provisions for Officers and Directors under the Corporation’s bylaws and Directors and Officers Liability Insurance shall (to the maximum extent permitted by law) remain in effect for Executive following the Termination Date with respect to all matters, events or transactions occurring or effected during Executive’s period of employment with the Corporation.

7. Cessation of Severance Benefits. In the event of a material breach by Executive of any of his obligations under Paragraph 4 or 5 this Agreement or his Proprietary Information and Inventions Agreement with the Corporation, he shall cease to be entitled to any further severance benefits under this Agreement, including (without limitation) any subsequent salary continuation payments or any further right to exercise any outstanding Options or to receive any continued health care coverage at the Corporation’s expense.

8. Governing Documents. This Agreement, together with (i) the stock option agreements evidencing the Executive’s currently outstanding Options, (ii) his existing Proprietary Information and Inventions Agreement and (iii) any outstanding promissory notes of Executive payable to or to the order of the Corporation, shall constitute the entire agreement and understanding of the Corporation and Executive with respect to the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Corporation relating to such subject matter. Accordingly, the Employment Agreement shall, on the Termination Date, terminate and cease to have any further force or effect This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Corporation.

9. Governing Law. The provisions of Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the day and year written above.

LEGATO SYSTEMS, INC.

By:	/s/ GEORGE PURNELL

Title:	V.P. of Human Resources

/s/ JAMES CHAPPELL
JAMES CHAPPELL

EXHIBIT A

GENERAL RELEASE

GENERAL RELEASE

GENERAL RELEASE executed this 4th day of June 2003 by James Chappell (“Executive”) in favor of Legato Systems, Inc., a Delaware corporation (the “Corporation”), and its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns.

WHEREAS, Executive and the Corporation did, as of May 21, 2003, enter into a formal separation agreement (the “Separation Agreement”) pursuant to which Executive’s employment with the Corporation is to terminate on June 30, 2003 (the “Termination Date”) and Executive is to be paid certain severance benefits set forth in such Separation Agreement.

WHEREAS, the severance benefits payable to Executive under the Separation Agreement are expressly conditioned upon his execution and delivery to the Corporation of a formal general release of all claims against the Corporation and its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns which shall become effective in accordance with applicable law.

NOW, THEREFORE, in consideration for the severance benefits to be provided pursuant to the Separation Agreement and for other good and valuable consideration, Executive hereby agrees as follows:

1. Executive hereby waives and releases and promises never to assert any claims or causes of action, whether or not now known, against the Corporation, its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns (collectively the “Releasees”) with respect to any matter, including but not limited to, any matter arising out of or connected with Executive’s employment with the Corporation or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the federal Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, as amended, the California Labor Code, and all other laws and regulations relating to employment. The only claims not waived by Executive under this Agreement include claims for:

(a)	unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

(b)	workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund;

(c)	continued participation in certain of the Company’s group benefit plans pursuant to Internal Revenue Code Section 4980B (“COBRA”) (provided Executive is eligible under COBRA rules and requirements); and

(d)	the severance benefits expressly provided Executive under the Separation Agreement.

2. Executive hereby expressly waives and releases any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state) against Releasees, which reads as follows:

“A general release does not extend to claims which the creditor [i.e. employer] does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor [i.e. employee].”

3. Nothing contained in this General Release shall constitute or be treated as an admission by Executive or the Corporation of liability, of any wrongdoing, or of any violation of law.

4. This General Release has been made in California and is governed by California law. If any part of this General Release is found to be invalid, the remaining parts of this General Release will remain in effect as if there were no invalid part.

5. Executive shall have up to twenty-one (21) days following the execution date of the Separation Agreement within which to review this General Release and discuss it with legal counsel attorney of Executive’s own choosing regarding whether or not Executive should execute this General Release.

6. Executive shall have a period of seven (7) days following the execution of this General Release in which to revoke such General Release by delivering a letter of revocation to the Corporation at the following address:

Legato Systems, Inc.

2350 West El Camino Real

Mountain View, CA 94040

Attention: General Counsel

7. Because of such revocation period, Executive understand that none of the severance benefits set forth in the Separation Agreement shall become payable to Executive until the eighth day after the date Executive executes this General Release, provided Executive does not revoke this General Release at any time before such date.

8. Should Executive validly revoke this General Release in accordance with the provisions of Paragraphs 5 and 6 above, then Executive shall not be entitled to any severance benefits under the Separation Agreement, including (without limitation), salary continuation payments, COBRA health care coverage at the Corporation’s expense, partial vesting acceleration of his outstanding options to acquire shares of the Corporation’s common stock and an extended post-termination exercise period for those options.

/s/ JAMES P. CHAPPELL

JAMES CHAPPELL